KOHL'S CORPORATION REPORTS JUNE COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - July 5, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the five-week month ended June 30, 2012 total sales decreased 2.6 percent and comparable store sales decreased 4.2 percent from the five-week month ended July 2, 2011.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Though June sales were again lower than expectations, we are encouraged by improved sales in the latter weeks of the month as we continued to build inventory levels. From a line of business perspective, Men's and Footwear were the strongest categories. The Midwest was the strongest region."

As a result of its quarter-to-date performance, the Company now expects second quarter diluted earnings per share at the low end of its previous guidance of $0.96 to $1.02.
			% Change .
	Total Sales .		Total Sales .		Comparable Sales
($ in millions)	2012 .	2011 .	2012 .	2011 .	2012 .	2011 .
June	$ 1,708	$ 1,754	(2.6%)	9.2%	(4.2%)	7.5%
Quarter to Date	$ 3,045	$ 3,126	(2.6%)	6.2%	(4.2%)	4.4%
Year to Date	$ 7,288	$ 7,287	0.0%	4.4%	(1.7%)	2.6%

The Company operates 1,134 stores in 49 states, compared to 1,097 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 a.m ET on Thursday, July 5, 2012 until 8:30 p.m ET on Friday, July 6, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted earnings per share. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,134 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464